                                                              Exhibit 10.17

                                LEASE AGREEMENT
                           (CHECKER STORE NO. 1195)

                                    between

                          TRANSATLANTIC REALTY, INC.
                                   AS LESSOR

                                      and

                       NORTHERN AUTOMOTIVE CORPORATION,
                                   as lessee

                                  DATED AS OF
                         ______________________, 1996

                               TABLE OF CONTENTS

                                                                            PAGE

1.        Demise; Title; Condition...........................................  4

2.        Term...............................................................  5

3.        Rent...............................................................  5

4.        Use................................................................  6

5.        Net Lease; Nonterminability........................................  6

6.        Taxes and Other Charges; Law and Agreements........................  7

7.        Liens..............................................................  8

8.        Indemnification; Fees and Expenses.................................  8

9.        Environmental Matters..............................................  9

10.       Maintenance and Repair; Additions; Completion and Financing
           of Project........................................................ 13

11.       Condemnation and Casualty; Economic Abandonment.................... 14

12.       Insurance.......................................................... 16

13.       Intentionally Deleted.............................................. 18

14.       Purchase Procedure................................................. 18

15.       Quiet Enjoyment.................................................... 18

16.       Survival........................................................... 19

17.       Subletting; Assignment............................................. 19

18.       Termination Right.................................................. 19

19.       Advances by Lessor................................................. 20

20.       Conditional Limitations - Events of Default and Remedies........... 20

21.       Notices............................................................ 22

22.       Estoppel Certificates.............................................. 23

23.       No Merger.......................................................... 23

24.       Surrender.......................................................... 23

25.       Separability....................................................... 23

26.       Signs Showing...................................................... 23

27.       Certain Definitions................................................ 24

28.       Intentionally Omitted.............................................. 24


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29.       Substitution Procedure............................................. 24

30.       Waiver of Trial by Jury............................................ 24

31.       Granting of Easements, Etc......................................... 24

32.       Recording.......................................................... 25

33.       Miscellaneous...................................................... 25

34.       Seniority.......................................................... 25

35.       Broker............................................................. 25

36.       Confidentiality.................................................... 25

37.       Landlord's Agreement............................................... 26

          Appendix I......................................................... 28


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           THIS LEASE AGREEMENT, dated as of March 25, 1996 (as amended from time to time, this Lease), between TRANSATLANTIC REALTY, INC., a Delaware corporation (together with its successors and assigns as lessor hereunder, Lessor), as lessor, having an office at 645 E. Missouri Avenue, Suite 400, Phoenix, Arizona 85012 and NORTHERN AUTOMOTIVE CORPORATION, an Arizona corporation, (herein, together with any entity succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, Lessee), as lessee, having an address at 645 E. Missouri Avenue, Suite 400, Phoenix, Arizona 85012.

           In consideration of the Leased Property and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by Lessor and Lessee, Lessor and. Lessee hereby agree as follows:

           Capitalized terms not otherwise defined when they first appear are defined in Appendix I hereto.

           1. DEMISE; TITLE; CONDITION. Lessor hereby leases and demises to Lessee, and Lessee hereby leases, hires and takes from Lessor, subject to the terms hereof, all of Lessor's right, title and interest in (i) the parcel of land described in Schedule A hereto (the Land), (ii) all buildings and improvements now or hereafter existing on the Land and fixtures appurtenant thereto to the extent that such fixtures are incorporated into such buildings and improvements and constitute real property under applicable law, including, without limitation, the Project, but excluding Trade Fixtures (as hereinafter defined) (all of the foregoing described in this clause (ii), collectively, the Improvements) and (iii) all easements, rights and appurtenances thereto (the Land, Improvements and all such easements, rights and appurtenances collectively, the Leased Property).

           The Leased Property is leased in its present condition without representation or warranty by Lessor. Lessor has examined the Leased Property and Lessor's title thereto, and has found the same to be satisfactory for all purposes.

           LESSOR HAS NOT MADE AN INSPECTION OF THE LEASED PROPERTY AND MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR A PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, AND ALL RISKS INCIDENTAL TO THE LEASED PROPERTY SHALL BE BORNE BY LESSEE (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN). LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT TO ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE LEASED PROPERTY OR ANY PORTION THEREOF, WHETHER PATENT OR LATENT. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LESSOR OF, AND LESSOR DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES BY LESSOR, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY OR ANY PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

           Lessor acknowledges and agrees that all trade fixtures, machinery and equipment and all replacements and substitutions therefor to the extent that the same are not incorporated into the Improvements and are not real property under applicable law, but specifically excluding the Improvements or any portion thereof (such trade fixtures, machinery and equipment and all replacements and substitutions therefor, collectively, Trade Fixtures), and all inventory are and shall remain the property of Lessee, and Lessee may remove the same from the Leased Property at any time prior to the termination of this Lease, provided that Lessee shall repair any damage to the Leased Property resulting from such removal. Lessee may, at its own cost and expense, finance or place liens or security interests on or install or place or reinstall or replace or remove from the Leased Property any such Trade Fixtures.

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

           2.        TERM.

           (a) Subject to the provisions hereof, Lessee shall have and hold the Leased Property for a basic term (the Basic Term) which shall begin on the Basic Term Commencement Date and end at midnight on the later of the twentieth (20th) anniversary of (a) the Basic Term Commencement Date or (b) the last day of the month in which the Basic Term Commencement Date occurs if the Basic Term Commencement Date occurs on any date other than the first day of the month, unless sooner terminated or extended as hereinafter expressly provided.

           (b) After the Basic Term Commencement Date, so long as no Event of Default shall have occurred and be continuing on the last day of the then current Term may elect to extend and renew the Term ("Renewal Option") for up to four additional terms of five years each (each, a Renewal Term). Each such election shall be exercised by Lessee not less than 180 days prior to the expiration of the then current Term, by written notice to Lessor; provided, however, that in order to avoid any forfeiture or inadvertent lapse of such Renewal Option, if Lessee shall fail to give any such notice within the one hundred eighty (180) day time limit and shall not have given Lessor prior written notice of its intent not to exercise its Renewal Option, then and as often as the same shall occur, Lessee's right to exercise such Renewal Option shall nevertheless continue, as shall its tenancy hereunder (under the same terms and conditions as theretofore in effect and notwithstanding that the then current Term shall have expired), until thirty (30) business days after Lessor shall have given Lessee a written notice of Lessor's election to terminate the Renewal Option, during which period Lessee may exercise its Renewal Option at any time prior to the expiration of such thirty (30) business day period. Upon the giving of notice of renewal and extension in accordance with the foregoing provisions, the Term of this Lease shall thereupon be renewed and extended in accordance with such notice without further act by Lessor or Lessee, the same as if such notice had been timely given hereunder. Either party, upon request of the other, will execute and acknowledge, in form suitable for recording, an instrument confirming any such extension. Time shall be of the essence with respect to the giving of notice by Lessee of its election to extend any Term.

           3.        RENT.

           (a) During the Basic Term, Lessee shall pay the rent provided in Schedule B (Basic Rent) to Lessor (or to such other party as Lessor may from time to time specify in writing) by bank wire transfer of immediately available federal funds before 11:00 A.M., Eastern Time, at such place, within the continental United States, as Lessor may from time to time designate to Lessee in writing. Basic Rent shall be payable by Lessee in arrears in installments in the amounts set forth in Schedule B and shall be due and payable on each Rent Payment Date. If any Rent Payment Date falls on a day which is not a Business Day, Basic Rent shall be due and payable on the next prior Business Day.

           (b) All amounts that Lessee is required to pay or discharge pursuant to this Lease in addition to Basic Rent (including, without limitation, amounts payable as the Purchase Price for the Leased Property and any amounts payable pursuant to Article 19 hereof or as liquidated damages pursuant to Article 20) together with every premium, overdue interest and cost which may be added for nonpayment or late payment thereof, shall constitute additional rent hereunder (Additional Rent). In the event of any failure by Lessee to pay or discharge any Additional Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Basic Rent. Lessee shall pay Additional Rent directly to the Person entitled thereto. Lessee also covenants to pay to Lessor on demand as Additional Rent, interest at the annual rate equal to two percent (2%) plus the corporate base rate announced by Citibank, N.A. ("Overdue Rate"), calculated on the basis of a 360-day year of twelve equal months, on (i) all overdue amounts of Basic Rent, (ii) all overdue amounts of Additional Rent, arising out of obligations that Lessor shall have paid on behalf of Lessee pursuant hereto from the date of such payment by Lessor until paid in full and (iii) each other sum required to be paid by Lessee hereunder that is overdue from the date such sum was due until the date received by the Person entitled thereto.

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

           (c) After the payment of any amount to Lessor pursuant to paragraph
(d) of Article 10, paragraph (b) of Article 12, or Article 31 ("Repayment Amount"), each installment of Basic Rent payable on and after the Rent Payment Date occurring after such payment shall be appropriately reduced by an amount equal to the product of one-twelfth the Repayment Amount multiplied by ten percent (10%).

           (d) During any Renewal Term, Basic Rent shall be fair market rent for the Property as of the first day of such Term. If Lessor and Lessee are unable to agree as to the fair market rent within thirty (30) days of Lessor's receipt of Lessee's renewal notice, fair market rent shall be determined by arbitration in accordance with the procedure set forth in Schedule H hereto. In the event Lessee is dissatisfied with the determination of fair market rent pursuant to the procedure set forth in Schedule H hereto, Lessee shall have the right to vitiate its election to exercise the Renewal Option by delivering written notice of such to Lessor within ten (10) business days after Lessee's receipt of the information as to the amount of the fair market rent as determined pursuant to the procedure set forth in Schedule H.

           4. USE. Lessee may use the Leased Property for any lawful purpose; provided, that a change in use would not result in, or increase the likelihood of, a decline in the value of the Leased Property or increase the risk of loss to Lessor, for example, by increasing the risk of liability with respect to Hazardous Substances or otherwise under Environmental Laws. In no event shall any covenant to operate be implied from or in connection with this Lease.

           5.        NET LEASE; NONTERMINABILITY.

           (a) This lease is a 'bond net lease' and Lessee shall pay all Basic Rent and Additional Rent without notice, demand, counterclaim, set-off, deduction, or defense, and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever. All costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Property and the appurtenances thereto and the use and occupancy thereof by Lessee or anyone claiming by, through or under Lessee as lessee hereunder which may arise or become due during or with respect to the Term shall be paid by Lessee other than such costs or claims arising out of the gross negligence or willful misconduct of Lessor. Lessee assumes the sole responsibility for the condition, use, operation, maintenance and management of the Leased Property and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of Lessee or any sublessee of Lessee for any reason whatsoever other than arising out of the gross negligence or willful misconduct of Lessor.

           (b) Except as otherwise expressly provided in paragraph (c) of
Article 3, paragraph (h) of Article 9, paragraph (c) of Article 11, or Article 18, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease, nor shall Lessee be entitled to any abatement or reduction of rent hereunder, nor shall Lessee have the right to be released or discharged from any obligations or liabilities hereunder for any reason, including without limitation, any damage to or destruction of all or part of the Leased Property; any restriction, deprivation (including eviction) or prevention of, or any interference with, any use or occupancy of the Leased Property; any condemnation, requisition or other taking or sale of the use, occupancy or title to the Leased Property; the inadequacy or failure of this Lease to lease to the property intended to be leased hereby; Lessee's acquisition of ownership of the Leased Property or any sale or other disposition of the Leased Property; the impossibility or illegality of performance by Lessor or Lessee or both, the failure of Lessor to deliver possession of the Leased Property; any action of any court, administrative agency or other governmental authority, or any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding.

           (c) Lessee will remain obligated under this Lease in accordance with its terms, and win not take action to terminate, rescind or avoid this Lease for any reason, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Lessor, or any assignee of Lessor, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator, or any assignee of Lessor or by any court in any such proceeding. Lessee waives all rights at any time conferred by statute or otherwise to quit, terminate or surrender this Lease or the Leased Property (except as otherwise expressly provided in paragraph (h) of Article 9, paragraph (c) of Article 11, or Article
18) or to any abatement or deferment of any Basic Rent, Additional Rent or other sum payable hereunder, or for damage, loss or expense suffered by Lessee on account of any cause referred to in this Article 5 or otherwise.

           6.        TAXES AND OTHER CHARGES; LAW AND AGREEMENTS.

           (a) Lessee shall pay and discharge, on or before the last day upon which the same may be paid without interest or penalty, all taxes, including any tax based upon or measured by gross rentals or receipts from the Leased Property, assessments, levies, fees, water and sewer rents and other governmental and similar charges, general and special, ordinary or extraordinary, and whether or not the same shall have been within the express contemplation of the parties hereto, and any interest and penalties thereon, which are due during the Term (i.e., Lessee shall pay such taxes that become due and payable during the Term regardless for what period such taxes are assessed and Lessee's obligation for such taxes shall not extend to taxes due after the
Term) against (i) Lessor and which relate to Lessor's ownership of the Leased Property, the use, occupancy, operation or possession of the Leased Property or any part thereof or the transactions contemplated by this Lease, (ii) the Leased Property or this Lease or the interest of Lessee or Lessor therein, (iii) Basic Rent or Additional Rent or other sums payable by Lessee hereunder, (iv) the use, occupancy, construction, repair or rebuilding of the Leased Property or any portion thereof, or (v) gross receipts from the Leased Property. If any tax and assessment levied or assessed against the Leased Property may legally be paid in installments, Lessee shall have the option to pay such tax or assessment in installments. Nothing in this Lease shall require payment by Lessee of any franchise, estate, inheritance, succession, transfer (other than transfer taxes, recording fees, or similar charges payable in connection with a conveyance hereunder to Lessee or in connection with Lessor's or Lessor's Mortgagee's exercise of remedies under this Lease after an Event of Default), net income or profit taxes of Lessor (other than any gross receipts or similar taxes imposed or levied upon, assessed against or measured by the Basic Rent, Additional Rent or any other sums payable by Lessee hereunder or levied upon or assessed against the Leased Property), any taxes imposed by any state or local government on, or measured by, the net income of Lessor, unless any such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Property, which, would be payable by Lessee hereunder. Lessee shall furnish to Lessor within 20 days after any written demand therefor by Lessor, proof of the payment of any tax, assessment, fee, water and sewer rent or charge which is payable by Lessee. Taxes, assessments, fees, water and sewer rents and other governmental charges which are payable by Lessee shall be apportioned between Lessor and Lessee as of the date on which this Lease terminates.

           (b) Lessee shall pay all charges for utility, communication and other services to the extent rendered or used during the Term on or about the Leased Property, whether or not payment therefore shall become due after the Term.

           (c) At Lessee's cost and expense, Lessee shall perform and comply with all applicable Environmental Laws and in all material respects with all other Legal Requirements, whether or not such Environmental Laws or other Legal Requirements shall necessitate structural changes, improvements, interference with use and enjoyment of the Leased Property, replacements or repairs, extraordinary as well as ordinary, and Lessee shall so perform and comply, whether or not such Environmental Laws or other Legal Requirements shall not currently exist or shall hereafter be enacted or promulgated, and whether or not such Environmental Laws or other Legal Requirements are within the present contemplation of Lessor or Lessee. Lessee shall, at Lessee's cost and, perform and comply in all material respects with the term of any easement granted or released pursuant to Article 31. Lessee shall, at its expense, comply in all material respects with all provisions of insurance policies required pursuant to
Article 12, and in all material respects with the provisions of all contracts, agreements, instruments and restrictions affecting the Leased

Property or any part thereof or its ownership, occupancy, use, operation or possession. Notwithstanding the foregoing terms of this Paragraph 6(c), Lessee shall not be responsible for such costs arising out of Lessor's gross negligence or willful misconduct.

           (d)  Notwithstanding the provisions of this Article 6, Article 7 and
Article 9, if no Event of Default shall have occurred and be continuing, and subject to compliance with the provisions of paragraph (d) of Article 9 hereof with respect to certain liens relating to violations of Environmental Laws, Lessee shall have the right to contest, by appropriate legal proceedings, any tax, charge, levy assessment, lien or other encumbrance, and/or any Legal Requirement affecting the Leased Property, and to postpone payment of or compliance with the same during the pendency of such contest, provided that (i) the commencement and continuation of such proceedings shall suspend the collection thereof from, and suspend the enforcement thereof against, Lessor and the Leased Property, (ii) no part of the Leased Property nor any Basic Rent or Additional Rent shall be interfered with or shall be in danger of being sold, forfeited, attached or lost, (iii) Lessee shall promptly prosecute such contest to a final settlement or conclusion and (iv) there shall be no risk of the imposition of criminal liability on Lessor for failure to comply therewith.

           7. LIENS. Subject to the provisions of paragraph (d) of Article 6, Lessee shall promptly, but in any event no later than 30 days after its Actual Knowledge of the filing thereof but in any event prior to the enforcement of the same, at its own expense remove and discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon the Leased Property, upon any Basic Rent, or upon any Additional Rent (but not upon Trade Fixtures) which arises for any reason (except for liens arising out of the act or omission of Lessor without the consent of Lessee), including, without limitation, liens arising from the application of Environmental Laws and all other liens which arise out of Lessee's possession, use, operation and occupancy of the Leased Property, but not including any Permitted Encumbrances. Nothing contained in this shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, laborer, materialman, or vender of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services, or materials furnished or to be furnished to Lessee, or to anyone holding any interest in the Leased Property or any part thereof through or under Lessee, and that no mechanic's or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Leased Property. If Lessee shall fail to discharge any charge, lien, security interest or encumbrance (other than upon Trade Fixtures) within the time period permitted by this Lease, Lessor, upon five (5) business days' prior written notice to Lessee, may discharge or require the discharge of the same by payment or bond to the reasonable satisfaction of Lessor. Lessee will repay to Lessor, upon demand, any and all amounts paid therefor, or by reason of any liability on such bond, and also any and all reasonable incidental expenses, including reasonable attorneys' fees, incurred by Lessor in connection therewith.

           8. INDEMNIFICATION; FEES AND EXPENSES. Lessee shall pay, and shall protect, defend the Indemnified Parties against, and hold each Indemnified Party harmless from all actual liabilities, obligations, losses, damages, costs, expenses, fines, penalties, actions, judgments, suits and causes of action, , demands and proceedings of any kind or description and all costs and expenses of any kind or nature (excluding consequential damages), including, without limitation, all reasonable attorneys' fees, disbursements, expenses, court costs and other costs of litigation related thereto (the foregoing collectively, Losses (a) arising or alleged to arise from or in connection with this Lease or the condition, use, operation, maintenance, subletting and management of the Leased Property, (b) relating to the Leased Property and the appurtenances thereto and the use and occupancy thereof by or anyone claiming by, through or under Lessee, or (c) arising or alleged to arise from or in connection with any of the following events: (i) any injury to, or death of, any person or any damage to or loss of property on or adjacent to the Leased Property or growing out of or directly or indirectly connected with, the ownership, use, occupancy, operation, possession, condition, construction, repair or rebuilding of the Leased Property or adjoining property, sidewalks, streets or ways or resulting from the condition of any thereof, (ii) any claims by third parties resulting from any violation or alleged violation by Lessee of (A) any provision of the Lease, (B) any Legal Requirement, (C) any other lease or agreement relating to the Leased Property, (D) any contract or agreement to which Lessee is a party, or (E) any restriction, law, ordinance or regulation, affecting the Leased Property or the ownership, use, occupancy, condition, operation, possession, construction, repair or rebuilding thereof or of adjoining property, sidewalks, streets or ways; (iii) any contest permitted by paragraph (d) of Article 6; or (iv) Lessee's failure to pay in accordance with the terms and provisions hereof any item of Additional Rent or other sums payable by Lessee hereunder. Lessee shall not be liable in any case to any Indemnified Party for any Losses to the extent that they result solely from the gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party shall be made a party to any such litigation commenced against any Indemnified Party or against Lessee, and if Lessee, at its expense, shall fail to provide any Indemnified Party with counsel reasonably approved by such Indemnified Party, Lessee shall pay all costs and reasonable attorneys' fees and expenses incurred or paid by such Indemnified Party or its agent in connection with such litigation. With Lessor's consent, Lessor may be represented by the same counsel as Lessee in such action; provided, however, that Lessor may be represented by separate counsel at Lessor's expense if, in Lessor's judgment, separate counsel is necessary to protect Lessor's interest.

           9.        ENVIRONMENTAL MATTERS.

           (a) Lessee represents and warrants (with respect to statements made as of a particular date) and covenants to the Indemnified Parties that:

                      (i) at all times during the Term of this Lease, the Leased Property and Lessee, shall comply in all material respects with all applicable Environmental Laws, including the effecting of cures in compliance with Environmental Laws, if applicable. Except as set forth in Schedule E, Lessee has at all times during the term of this Lease obtained all permits, licenses, and any other authorizations to conduct operations at the Leased Property that are required under all applicable Environmental Laws as of the Basic Term Commencement Date and shall obtain at all times during the Term of this Lease, all permits, licenses, and any other authorizations to conduct operations at the Leased Property that are required under any applicable Environmental Laws, Lessee is, and at all times during the term of this Lease shall be in compliance in all material respects with all terms and conditions of all permits, licenses, and any other authorizations with respect to the Leased Property required under all applicable Environmental Laws as of the Basic Term Commencement Date and Lessee shall comply in all material respects with all terms and conditions of all permits, licenses, and any other authorizations required with respect to the Leased Property under all applicable Environmental Laws; Lessee shall cause any alterations of, or construction on, the Leased Property to be done in accordance in all material respects with applicable Environmental Laws, and in connection with any such alterations or construction, shall remove and dispose of, in compliance with applicable Environmental Laws, any Hazardous Substances present upon such Leased Property not in material compliance with Environmental Laws and which pose a threat to human health and the environment;

                      (ii) Except as set forth in Exhibit E, as of the Basic Term Commencement Date, no notices, complaints or orders of violation or non-compliance of any nature whatsoever regarding alleged violations of, or strict liability under, Environmental Laws have been issued to Lessee or, to the best of its knowledge, to any Person regarding the Leased Property, and no federal, state or local governmental environmental investigation or legal action by a private party is pending or to Lessee's Actual Knowledge threatened, in each case with regard to the Leased

                                 Property or any use thereof or any alleged violation of, or strict liability arising under, Environmental Laws with regard to the Leased Property; no liens have been placed upon the Leased Property in connection with any actual or alleged liability under any Environmental Laws;

                      (iii) the Leased Property (a) except as set forth in Exhibit E, as of the Basic Term Commencement Date has not been used by Lessee or, to Lessee's Actual Knowledge, by any other Person to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, treat, dispose, transfer or transport any Hazardous Substance other than in compliance with Environmental Laws, and (b) except as set forth in Exhibit E, will not be used by Lessee or any other Person at any time during the Term of this Lease to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, treat, dispose, transfer or transport any Hazardous Substance, other than in compliance with Environmental Laws in connection with Lessee's use of the Leased Property in accordance with the provisions of Article 4, where such uses will have no material adverse effect upon the Leased Property;

                      (iv) except as set forth in Exhibit E, as of the Basic Term Commencement Date, no surface impoundments are (and during the Term of this Lease, none will be) constructed, operated or maintained in or on the Leased Property except in accordance with applicable Environmental Laws and no above ground tanks or other containment structures will be constructed, operated or maintained on the Leased Property in violation of applicable Environmental Laws and no underground storage tanks are (and during the Term of this Lease, none will be) constructed, operated or maintained in or on the Leased Property except in accordance with applicable Environmental Laws, as of the Basic Term Commencement Date, to the best of Lessee's knowledge, there is no asbestos nor asbestos-containing material (except commercially produced product in nonfriable bonded form, the presence of which complies with all Environmental Laws) located in, on, at or under the Leased Property nor to Lessee's knowledge, is there any PCB-containing equipment, including PCB-containing transformers located in, on, at or under the Leased Property in violation of any applicable Environmental Laws nor will Lessee cause after the date hereof any of the foregoing be located in, on, at or under the Leased Property at any time during the Term of this Lease in violation of any applicable Environmental Laws; and

                      (v) as of the Basic Term Commencement Date, other than as set forth in Schedule E and other than in connection with Lessee's past use of the Leased Property in compliance with Environmental Laws, no Hazardous Substances are present at, in, on, over or under the Leased Property in violation of any applicable Environmental law (and which pose a threat to human health and the environment); and

                      (vi) at all times during the Term of this Lease, other than uses of such Hazardous Substances in compliance with applicable Environmental Laws in connection with Lessee's use of each Leased Property in accordance with the provisions of
                                 Article 4, where such uses will have no
                                 material adverse effect upon the Leased
                                 Property, Lessee shall not cause any Hazardous Substances to be located at, in, on, over or under the Leased Property.

           (b) Upon obtaining Actual Knowledge thereof, Lessee shall give to Lessor notice of the occurrence of any of the following events: (i) the failure of the Leased Property or

Lessee to materially comply with any Environmental Law in any manner whatsoever as determined by a notice from a governmental authority having jurisdiction over the Property; (ii) the issuance by a governmental authority having jurisdiction over the Property to Lessee, or any sublessee of any portion of the Leased Property or any assignee of Lessee by a governmental authority having jurisdiction over the Property, of any notice, complaint or order of violation or non-compliance of any nature whatsoever with regard to such Leased Property or the use thereof with respect to Environmental Laws; (iii) any notice of a pending or threatened investigation to determine whether Lessee's (or any sublessee's or assignees) operations on the Leased Property are in violation of any Environmental Law; (iv) any notice from any governmental agency having jurisdiction over the Property requiring any corrective action with respect to the Leased Property or any portion thereof under any Environmental Law; or (v) any notice or other communication with respect to a pending or threatened private party judicial or administrative action relating to violation of any Environmental Law in connection with the use, occupancy or operation of the Leased Property.

           (c) At any time (i) if Lessor receives notice from a governmental authority having jurisdiction over the Leased Property that a release of a Hazardous Substance has occurred at the Leased Property, Lessor shall give notice thereof to Lessee, and if Lessee shall not (A) commence to cure such condition, to the extent necessary to meet Legal Requirements or comply fully with applicable Environmental Laws or to prevent a material diminution in the fair market value of the Leased Property related to the environmental condition, within 30 days after receipt of such notice or as otherwise required by an applicable Environmental Law and (B) thereafter diligently respond to such release using then currently recognized procedures to achieve material compliance with applicable Environmental Laws, or (ii) in any event after an Event of Default has occurred under this Article IX and is continuing hereunder, Lessor may cause to be performed or direct Lessee to cause to be performed an environmental audit or site assessment of the Leased Property and the then uses thereof reasonable in scope and most cost effective under the circumstances, to cure such condition or to cause the Leased Property to materially comply with any Legal Requirement. In all circumstances Lessee shall have the right to participate in any such response. Such environmental audit or site assessment shall be performed by an engineer qualified by law and experience to perform the same and satisfactory to Lessor, shall include a review of the uses of the Leased Property and compliance of the same with all Environmental Laws and shall include an estimate of the cost to cure any breach or default in Lessee's covenants hereunder. All costs and expenses incurred by Lessor in connection with such environmental audit or assessment and any remediation required shall be paid by Lessee upon demand. Such audit or assessment shall be addressed to Lessor. Except as required by law, the results of such audit or assessment shall not be disclosed to third parties by Lessor without the prior written consent of Lessee.

           (d) Subject to the provisions of paragraph (d) of Article 6 hereof, in the event of a violation of any Environmental Law with respect to Lessee or the Leased Property (whether disclosed by an environmental audit or site assessment or otherwise), Lessee shall promptly perform all response actions to clean up, contain, or remove any Hazardous Substances on, under or in the Leased Property in accordance with, and as required by, applicable Environmental Laws to cure any such violation of any Environmental Law, all at Lessee's sole cost and expense. Lessee shall determine the nature and scope of all such required response actions within 30 days after obtaining Actual Knowledge of any such violation and shall complete all such actions within 120 days following the date that the nature and scope of such required response actions are identified, provided that if such remedial actions cannot be completed within such 120 day period, and so long as is using its diligent efforts to achieve compliance with Environmental Laws, the time within which such remedial actions may be completed shall be extended for such period as may be reasonably necessary to complete such remedial action with diligence. If, as a result of any such violation, a lien attaches to the Leased Property that takes priority over the lien of Lessor's mortgage, Lessee shall promptly, and in any event within 10 days after the attachment of any such lien, discharge or contest such lien in accordance with the provisions of Article 6 and post a bond or deposit an irrevocable letter of credit with Lessor, in either event satisfactory in form and substance and with a surety or obligor satisfactory to Lessor and in an amount sufficient to discharge such lien.

           (e) In addition to, and not in liquidation of, any indemnity contained in Article 8, Lessee agrees to indemnify, defend and hold harmless each Indemnified Party from and against any and all Losses which may be suffered or incurred by, or asserted against such Indemnified Party to the extent arising directly or indirectly out of, (i) the use, storage, transportation, disposal, treatment, release, threatened release, discharge, emission, generation or presence of any Hazardous Substances at, from, on, over, under or in the Leased Property during the Term of this Lease in violation of any applicable Environmental Law, or (ii) any default in the performance of any obligation under this Article 9 or any violation of any Environmental Law with respect to the Leased Property or by Lessee or any Person claiming by, through or under Lessee, or resulting from Lessee's failure to comply with this Article 9.

           (f) The representations, warranties and obligations of Lessee, and the rights and remedies of each Indemnified Party under this Article 9, are in addition to and not in limitation of any other representations, warranties, obligations, rights and remedies provided in this Lease or otherwise at law or in equity.

           (g) The obligations and liabilities of Lessee with respect to each Indemnified Party, actual or contingent, under this Article 9 and relating to the period through the end of the Term, shall survive such termination of this Lease or the abandonment of the Property by Lessee, except with respect to events and circumstances resulting solely from the acts of any Person other than Lessee, any Affiliate of Lessee, or any Person claiming by or through Lessee or any such Affiliate and occurring after the foreclosure of the lien of the Lessor's mortgagee's mortgage and the sale of the Leased Property pursuant to such foreclosure.

           (h) Notwithstanding anything to the contrary set forth in this Lease, in the event that in the good faith judgment of Lessee, (i) the nature and scope of environmental remediation required hereunder is economically unfeasible, or
(ii) an environmental audit or site assessment of the Leased Property in accordance with the requirements of paragraph (c) of this Article 9 would be undesirable for Lessee to undertake or continue and if the chief executive officer of Lessee has determined not to undertake or continue such relation, environmental audit or site assessment, and if Lessee shall have provided to Lessor an Officer's Certificate to that effect, then so long as there is no Event of Default continuing hereunder, Lessee may elect by written notice to Lessor either to purchase the Leased Property or to substitute another property for the Leased Property in the manner and under the terms set forth in Article
29. A notice given by Lessor or Lessee pursuant to this paragraph (h) with respect to the purchase of the Leased Property or the substitution of another property for the Leased Property is referred to as an Article 9 Notice. If Lessee elects to give an Article 9 Notice to Lessor, then Lessee shall give the
Article 9 Notice to Lessor not later than 120 days after (i) Lessee's Actual Knowledge of the event or events giving rise to Lessee's obligation to undertake such environmental remediation, or (ii) Lessee's election not to undertake or continue such remediation, environmental audit or site assessment. (Lessee will be deemed to have made such election if Lessee has not proceeded with and diligently prosecuted such required activities.) An Article 9 Notice from Lessee to Lessor shall (a) contain a description of the nature, scope and estimated cost of the required environmental remediation, environmental audit or site assessment, (ii) be accompanied by the appropriate Officer's Certificate and
(iii) contain the irrevocable commitment of Lessee either to purchase the Leased Property or to substitute another property for the Leased Property in the manner and under the terms set forth in Article 29. If Lessee elects to purchase the leased Property pursuant to an Article 9 Notice, then Lessee shall purchase the Leased Property on a Rent Payment Date specified by Lessor within 90 days of the giving of the Article 9 Notice for the applicable Purchase Price in accordance with the terms of Article 14. If Lessee elects to substitute a property for the Leased Property pursuant to an Article 9 Notice, then Lessee shall effect such substitution in accordance with the provisions of Article 29 within 120 days of the giving of the Article 9 Notice, and if Lessee does not effect such substitution within such 120 day period, then Lessee shall purchase the Leased Property on the Rent Payment Date first occurring after such 120 day period for the then applicable Purchase Price in accordance with the provisions of Article 14.

           10. MAINTENANCE AND REPAIR; ADDITIONS; COMPLETION AND FINANCING OF PROJECT.

           (a) Lessee will, at its sole cost and expense, keep and maintain the Leased Property, including any altered, rebuilt, additional or substituted buildings and other improvements, in the same condition as on the Basic Term Commencement Date (or if any such improvements shall not have been completed on the Basic Term Commencement Date, on the date of completion thereof), ordinary wear and tear excepted, will make all structural and non-structural, and ordinary and extraordinary changes, repairs and replacements, foreseen or unforeseen, which may be reasonably required, whether or not caused by its act or omission, to be made upon or in connection with the improvements to the Leased Property in order to keep the same in such condition unless such damage is caused by the gross negligence or willful misconduct of Lessor. Subject to the provisions of paragraph (d) of Article 6 hereof, Lessee shall take all action necessary to maintain the Leased Property in compliance with all applicable Environmental Laws and in compliance in all material respects with all other Legal Requirements and shall keep the Leased Property orderly and free and clear of rubbish. Lessor shall not be required to maintain, alter, repair, rebuild or replace any improvements on the Leased Property or to maintain the Leased Property unless such repair or maintenance obligation arises out of the gross negligence or willful misconduct of Lessor, and Lessee expressly waives the right to make repairs at the expense of Lessor pursuant to any law at any time in effect.

           (b) If any Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Leased Property, or shall violate in any material respect any restrictive covenant affecting the Leased Property or any part thereof, or shall impair in any material respect the rights of others under or obstruct any easement or right-of-way to which the Leased Property is subject, then, promptly after the written request of the Person legally entitled to the cure of any such encroachment, violation, impairment or obstruction, Lessee shall, at its sole cost and expense, either (i) obtain effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, impairment or obstruction or (ii) if after reasonable efforts by Lessee, Lessee is unable to obtain such waivers or settlements, make such changes in the Improvements and take such other action as shall be reasonably necessary to remove such encroachments or obstructions and to end such violations or impairments, including, if necessary, the alteration or removal of any Improvement. Any such alteration or removal shall be made to the same extent as if such alteration or removal were an alteration under the provisions of paragraph (c) of this Article 10 and there shall be no abatement of rent by reason of such alteration or removal.

           (c) In addition to the Project, Lessee shall have the right to make non-structural and structural alterations, modifications or improvements to the existing Improvements and to make any alterations, additions, modifications or improvements to the Leased Property whether or not structurally integrated with the existing Improvements (an Addition) without Lessor's consent; provided, however, that prior to commencing any Addition having a projected cost exceeding $500,000, Lessee shall have delivered to Lessor an Officer's Certificate, both certifying that such Addition, if constructed in accordance with the plans and specifications therefor, will not adversely affect the structural integrity of the Improvements or materially impair the utility, fair market value, useful life or operation of the Leased Property, and will conform with the character and quality of the existing Improvements and all applicable Legal Requirements. All Additions will be constructed in a good and workmanlike manner using a quality of material and workmanship at least as good as the original work or installation of the Improvements and in compliance with all applicable Legal Requirements and will be completed in a commercially reasonable time period. Each Addition shall be made at the sole cost and expense of Lessee and may not be encumbered. All Additions (other than Trade Fixtures) shall become the property of Lessor and subject to this Lease.

           (d) Lessee shall cause the Project to be Substantially Complete in conformity with the requirements of paragraph (c) of this Article 10, but subject to "Force Majeure" events and delays caused by Lessor, to the same extent as if the Project were alterations made under the provisions of paragraph
(c) of this Article 10. Lessee shall deliver to Lessor promptly after Substantial Completion of the Project, but in no event later than 90 days after the Completion Date, an Officer's Certificate, (i) to the effect that the Project is Complete, (ii) certifying the Final Project Cost together with a detailed breakdown thereof, (iii) if the Final Projected Cost exceeds Lessor's Project Cost, certifying that Lessee has paid such excess, and (iv) certifying that (A) all certificates of occupancy required for full operation of the Leased Property for its intended use have been obtained, (B) the Project has been completed in compliance with all applicable Environmental Laws and in all material respects with all other Legal Requirements, all urban redevelopment plans, redevelopment agreements, regulations, and all other agreements relating to the Project and (C) all consents with respect to any thereof have been obtained and are in full force and effect. If the Final Project Cost is less than Lessor's Project Cost, then at Lessor's election made by written notice to Lessee within 30 days after receipt of the Officer's Certificate certifying the Final Project Cost, Lessee shall pay to Lessor, on the first Rent Payment Date occurring after receipt of such notice by Lessee, an amount equal to the difference between the Final Project Cost and the Lessor's Project Cost. If such amount is paid to Lessor, then each installment of Basic Rent thereafter payable shall be reduced in accordance with Paragraph 3(c) hereof.

           (e)       [INTENTIONALLY DELETED]

           (f) All work done in accordance with this Article 10 shall comply with the requirements of all insurance policies required to be maintained by Lessee hereunder.

           (g) If Lessee wishes to make any additions, alterations or modifications to the Leased Property not otherwise permitted by the terms of this Lease and Lessor refuses to consent thereto, then Lessee may, within 30 days thereafter substitute a property for the Leased Property subject to and in accordance with the provisions of Article 29.

           11.       CONDEMNATION AND CASUALTY; ECONOMIC ABANDONMENT.

           (a) Lessee hereby assigns to Lessor any award, compensation, insurance proceeds or other payment to which may become entitled by reason of its interest in the Leased Property (i) if the Leased Property, or any portion thereof, is damaged or destroyed by fire or other casualty or cause, or (ii) by reason of any condemnation, requisition or other taking or sale of the use, occupancy or title to the Leased Property or any portion thereof in, by or on account of any actual or threatened eminent domain proceeding or other action by any governmental authority, civil or military, or other Person having the power of eminent domain. So long as there is no Event of Default continuing hereunder, Lessee is hereby authorized and empowered to, at its cost and expense, in the name and behalf of Lessor and Lessee or otherwise, to appear in any such proceeding or other action, to negotiate, accept and prosecute any claim for any award, compensation, insurance proceeds or other payment on account of any such loss, damage or destruction, condemnation, requisition or other taking or sale and to cause any such award, compensation, insurance proceeds or other payment to be paid to Lessor. In addition, so long as there is no Event of Default continuing hereunder, Lessee, at its sole cost and expense, shall be entitled to submit, negotiate, accept and prosecute a claim for any award, compensation or insurance proceeds or other payment payable to the extent payable for interruption of s business, Lessee's moving expenses, Trade Fixtures, inventory or any other property owned by that is not part of the Leased Property (any such insurance proceeds or other payment payable to Lessee to the extent made for interruption of Lessee's business, Lessee's moving expenses, Trade Fixtures, inventory or any other property owned by Lessee that is not part of the Leased Property hereinafter referred to as Lessee's Loss), and Lessee shall retain any award applicable thereto. Furthermore, Lessee shall use reasonable efforts to achieve the maximum award obtainable under the circumstances. Lessor may, at Lessor's sole cost and expense, appear in any such proceeding or other action, in a manner consistent with the foregoing. All amounts so paid or payable to Lessor or Lessee be retained by, or paid over to, the party entitled thereto in accordance with the provisions of this Article 11. To the extent that Lessor does not appear and act at such proceeding, Lessee shall take all reasonable appropriate action in connection with each such claim, proceeding or other action, and shall pay its costs and expenses in connection therewith.

           (b) If the Leased Property or any part thereof shall be condemned or taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority or shall be damaged or destroyed by fire or other casualty, and Lessee may not, or does not, elect either to terminate the Lease or to substitute another property for the Leased Property pursuant to paragraph (c) of this Article 11, then Lessee shall give prompt written notice of such condemnation or casualty to Lessor and, upon payment of the Net Award to Lessee, shall proceed with diligence and promptness to carry out any necessary demolition and to restore, repair, replace, and/or rebuild the Leased Property in order to restore the Leased Property, as nearly as practicable, to a condition and fair market value not less than the condition required to be maintained and fair market value thereof immediately prior to such condemnation or casualty regardless of whether the Net Award is sufficient for such purposes. All repair work done by Lessee pursuant to this paragraph shall comply with the terms of any restriction, easement, condition or covenant or other matter affecting title to either Leased Property, and shall be undertaken and completed in a good and workmanlike manner and in compliance with all Legal Requirements then in effect with respect to the Leased Property.

           Except as provided in paragraph (c) of this Article 11, Basic Rent and Additional Rent shall not abate hereunder by reason of any taking of, damage to or destruction of the Leased Property, and this Lease shall continue in full force and effect and Lessee shall continue to perform and fulfill all of Lessee's obligations, covenants and agreements hereunder notwithstanding such taking, damage or destruction.

           (c) If, at any time during the Term of this Lease all or "substantially all" (as defined below) of the Leased Property shall be condemned or taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority or shall be damaged or destroyed by fire or other casualty (referred to as a Substantial Taking), or if a casualty or condemnation shall occur during the last three (3) years of the then current Term, then Lessee may give notice to Lessor of Lessee's intention not to restore the Leased Property and to terminate this Lease or to substitute another property for the Leased Property in accordance with the provisions of
Article 29.

           If, on any anniversary of the first day of the Basic Term of this Lease occurring on or after the third such anniversary, the Lessee shall determine that the Leased Property shall have become uneconomic or unsuitable for the continued use in the business of the Lessee, then Lessee may elect by written notice to Lessor to substitute another property for the Leased Property in the manner and under the terms set forth in Article 29.

           "Substantially all" of the Leased Property shall be deemed to have been condemned, damaged, destroyed or taken, as the case may be, if the chief executive officer of Lessee shall have, in good faith, determined that the remaining portion of the Leased Property shall not be of sufficient size or character to permit the continued operation by Lessee of its business operations on an economically feasible basis, assuming that such remaining portion had been repaired and restored to the fullest extent reasonably practicable and Lessee shall have provided to Lessor an Officer's Certificate to that effect and certifying that Lessee is discontinuing its use of the Leased Property.

           If (i) there shall be a Substantial Taking and Lessee shall have determined not to restore the Leased Property, or (ii) in the good faith judgment of the chief executive officer of Lessee, the Leased Property shall have (independently of any condemnation or casualty) become uneconomic or unsuitable for its continued use in the business of Lessee, and Lessee has determined to discontinue the use of the Leased Property permanently (referred to as an Economic Abandonment) or (iii) a casualty or condemnation shall have occurred during the last three (3) years of the then current Term and Lessee shall have determined not to restore the Leased Property, then Lessee shall, in either case, give notice to Lessor of Lessee's intention to terminate this Lease with respect to the Leased Property not later than 120 days after the occurrence of such casualty, condemnation or taking, or Economic Abandonment, whichever is applicable. Lessee's notice to Lessor shall (A) contain a description of the relevant condemnation, taking or casualty, (B) be accompanied by an Officer's Certificate as to the applicable determination by Lessee's chief executive officer and stating that Lessee has discontinued the use of the Leased Property or will discontinue such use within a reasonable period (not more than 90 days) after the date of such proposed termination, (C) specify the date on which this Lease shall terminate, which shall be the

Rent Payment Date first occurring at least 90 days after such notice is given (the Termination Date), and (D) either (1) state that Lessee will substitute another property for the Leased Property in the manner and under the terms described in Article 29, or (2), in the case of a Substantial Taking, or casualty or condemnation occurring during the last three (3) years of the then current Term, contain, at the option of Lessee, the irrevocable offer of Lessee to purchase the Leased Property (and the Net Award hereinafter referred to) on such Termination Date or state that the Lease will terminate, or (3), in the case of an Economic Abandonment, contain the irrevocable offer of Lessee to purchase the Leased Property on such Termination Date. If Lessee elects to substitute a property, Lessee will comply with the provisions of Article 29. If an offer to purchase is made and if Lessor shall reject any such offer to purchase by written notice given to Lessee not later than 30 days prior to such Termination Date, then this Lease shall terminate on such Termination Date and the Net Award shall be paid and belong to Lessor. Unless Lessor shall reject the same as provided in the preceding sentence, Lessor shall be conclusively deemed to have accepted such offer, and on such Termination Date Lessor shall transfer, and Lessee shall purchase, the Leased Property and the Net Award in accordance with the provisions of Article 14. Upon completion of such purchase, and payment by Lessee of the Purchase Price and any other sums owed by Lessee pursuant to
Article 14, the entire award, compensation, insurance proceeds or other payment, if any, on account of any such condition, taking or casualty, less any expenses reasonably incurred by Lessor in collecting such award, compensation, insurance proceeds or other payment and not already paid (or reimbursed to Lessor) by Lessee pursuant to the last sentence of paragraph (a) of Article 11, shall be paid and belong to Lessee (such award, compensation, insurance proceeds or other payment, less such expenses, plus, in the case of any award with respect to a condemnation or taking, any investment income earned with respect to the foregoing amounts, being herein called the Net Award).

           (d) Notwithstanding any other provision to the contrary contained in this Article 11, in the event of a temporary condemnation, this Lease shall remain in full force and effect and Lessee shall be entitled to the Net Award allowable to such temporary condemnation, except that any portion of the Net Award allocable to the time period after the expiration or termination of the Term shall be paid to Lessor.

           12.       INSURANCE.

           (a) Lessee shall, at its cost and expense, maintain or cause to be maintained valid and enforceable insurance of the following character and shall cause to be delivered to Lessor annual certificates of the insurers as to such coverage:

                      (i) "all risks" property insurance, and during any period of construction builder's risk insurance on a completed value basis, covering the Leased Property and all replacements and additions thereto, and all building materials and other property which constitute part of the Leased Property in a manner consistent with insurance maintained by Lessee on properties similar to the Leased Property and in any event in amounts not less than the actual replacement cost of the Leased Property less the Land, foundation, footings and excavation costs and other uninsurable items.

                      (ii) public liability insurance covering legal liability against claims for bodily injury, death or property damage, occurring on, in or about the Leased Property and the adjoining land, streets, sidewalks or ways or occurring as a result of construction and use and occupancy of facilities located on the Leased Property or as a result of the construction thereof or the use of products or materials manufactured, processed, constructed or sold, or services rendered, on the Leased Property, in the minimum amount of $2,000,000 with respect to any one occurrence, accident or disaster or incidence of negligence.

                      (iii) Worker's compensation insurance (or other similar insurance or self-insurance program permitted and in compliance with the laws of the State in which the Leased Property is located) covering all Persons employed in connection with any work done on or about the Leased Property with respect to which claims for death or bodily injury could be asserted against Lessor, Lessee or the Leased Property, complying with the laws of the State in which the Leased Property is located.

Such insurance shall be written by insurance companies domiciled in the United States with a General Policy rating of B+7 or better in Best's Key Rating Guide and that are legally qualified to issue such insurance in the State in which the Leased Property is located and shall name as insured and Lessor as additional insureds with respect to insurance described in clauses (i) and (ii) and, to the extent applicable, clause (iv), above, and shall name Lessor as loss payee, for distribution to itself and Lessor, and Lessee, as their interests may appear, with respect to insurance described in clause (i). Such insurance may provide for such deductible amounts as are customarily provided for in insurance maintained by Lessee on like properties and may be obtained by Lessee by endorsement on its blanket insurance policies, provided that the Leased Property shall be separately scheduled so that no loss at any other property shall reduce the amount payable with respect to the Leased Property.

           (b) If, after restoration of the Leased Property in accordance with the provisions of paragraph (b) of Article 11 following a condemnation or casualty, there remains any Net Award in excess of the cost of restoration of the Leased Property, then, if required by Lessor, all of such remaining Net Award shall be paid to Lessor. If Lessor does not so require such payment, then so long as no Event of Default shall have occurred and be continuing, all of such remaining Net Award shall be paid to Lessee. If all of such remaining Net Award is paid to Lessor, then each installment of Basic Rent thereafter payable shall be reduced in the manner provided in Paragraph 3(c) herein.

           (c) Any recovery by Lessor under policy of insurance maintained in accordance with clause (i) of paragraph (a) of this Article 12 shall be applied by Lessor in the manner provided in paragraphs (b) or (c) of Article 11 or paragraph (b) of this Article 12. Every insurance policy maintained pursuant to this Lease shall (i) provide that the issuer waives all rights of subrogation against Lessor, any successor to Lessor's interests in the Leased Property; and
(ii) provide that 30 days' advance written notice of cancellation, modification, termination or lapse of coverage shall be given to Lessor and that such insurance, as to the interest of Lessor, shall not be invalidated by any act or neglect of Lessor or any party, nor by any foreclosure or any other proceedings relating to the Leased Property, nor by any change in the title ownership of the Leased Property, nor by use or occupation of the Leased Property for purposes more hazardous than are permitted by such policy; and (iii) be primary and without right or provision of contribution as to any other insurance carried by Lessor any other interested party.

           (d) Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required in this Article 12 to be furnished by Lessee, unless Lessor is included as a named insured, with loss payable as provided in this Lease and otherwise complying with the requirements of this Lease. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor the policy or policies, duplicates thereof or a certificate of insurance evidencing the same satisfactory to Lessor.

           (e) Lessee shall deliver to Lessor prior to the execution of this Lease the original or duplicate policies or certificates of insurers, satisfactory to Lessor, evidencing all of the insurance required hereunder. Lessee shall, within three Business Days prior to the expiration of any such policy, deliver to Lessor either original or duplicate policies or such certificates evidencing the renewal of any such policy. If Lessee fails to maintain or renew any insurance required by this Lease, or to pay the premium therefor, or to so deliver any such policy or certificate, then Lessor, at its option, upon five (5) business days' prior written approval to Lessee, but without obligation to do so, may procure such insurance. Any sums so expended by Lessor shall be payable on demand as Additional Rent hereunder.

           (f) Lessee shall comply with all of the terms and conditions of each insurance policy maintained pursuant to the terms of this Lease.

           (g) Anything contained in this Article 12 to the contrary notwithstanding, so long as Lessee's Net Worth shall exceed $25,000,000, Lessee shall have the right to self-insure with respect to (a) the insurance required by clauses (i) and (ii) of paragraph 12(a) pursuant to a plan of self-insurance maintained in accordance with sound accounting and actuarial principles pursuant to which Lessee's unfunded reserves for self-insurance do not exceed 5% of Lessee's Net Worth and (b) the insurance required by clause (iii) of paragraph 12(a) pursuant to a plan of self-insurance that complies with applicable state law.

           13.       INTENTIONALLY DELETED.

           14.       PURCHASE PROCEDURE.

           (a) In the event of the purchase of the Leased Property by Lessee pursuant to any provision of this Lease, the terms and conditions of this
Article 14 shall apply.

           (b) On the closing date fixed for the purchase of Lessor's interest in the Leased Property:

                      (i) Lessee shall pay to Lessor, in lawful money of the United States in immediately available funds, at Lessor's address hereinabove stated or at any other place in the United States that Lessor may designate, the Purchase Price, together with the Reinvestment Premium, when required; and

                      (ii) Lessor shall execute and deliver to Lessee a good and sufficient special warranty deed, assignment or such other instrument or instruments as may be appropriate, which shall transfer all of Lessor's interest in the Leased Property, in each case free and clear of Lessor's mortgage and subject to (A) Permitted Encumbrances, (B) exceptions and restrictions attaching to the Leased Property after the beginning of the Term (other than those created or caused by or through Lessor without the consent of Lessee but in no event including any liens, security interests or encumbrances for the payment of money), and (C) all Legal Requirements. Lessor shall also pay to Lessor the Net Award, if any and assign to Lessee all rights to any award not yet received; and

                      (iii) Lessee shall pay all charges incident to such transfer, including but not limited to all transfer taxes, recording fees, title insurance premiums and federal, state and local taxes (except for any net income or profit taxes of Lessor or Lessor's mortgagee), excluding any attorneys' fees and expenses of Lessor's counsel; and

                      (iv) Lessee shall pay to Lessor all Basic Rent, Additional Rent and other sums payable by Lessee under this Lease, due and payable through the date Lessee purchases the Leased Property.

           15. QUIET ENJOYMENT. So long as no Event of Default under this Lease shall have occurred and be continuing, Lessor covenants that Lessee shall and may at all times peaceably and quietly have, hold and enjoy the Leased Property during the Term of this Lease. Notwithstanding the foregoing, Lessor may exercise its rights and remedies under Article 19 and the last sentence of
Article 13. Any failure by Lessor to comply with the foregoing covenant shall not give Lessee any right to cancel or terminate this Lease, or to abate, reduce or make deduction from or offset against any Basic Rent, Additional Rent or other sum payable under this Lease, or to fail to perform or observe any other covenant, agreement or obligation hereunder. Subject to the foregoing sentence, Lessee shall have the right to obtain injunctive or other relief against Lessor for breach of the aforesaid covenant of peaceful and quiet possession and enjoyment of the Leased Property.

           16. SURVIVAL. In the event of the termination of this Lease as herein provided, the obligations and liabilities of Lessee, actual or contingent, under this Lease which arose at or prior to such termination shall survive such termination to the extent so expressly stated with respect to each individual covenant.

           17.       SUBLETTING; ASSIGNMENT.

           (a) Subject to the provisions set forth below in this Article 17, Lessee may sublet the Leased Property or any portion thereof or assign its interest in this Lease provided that (i) no Event of Default under this Lease has occurred and is continuing on the date of each such sublease or assignment, and (ii) each sublease or assignment shall be made expressly subject to the provisions hereof, including, without limitation, the provisions of Article 4 relating to use of the Leased Property. In the event that Lessee proposes to sublet the Leased Property or any portion thereof or assign its interest in this Lease, unless expressly stated elsewhere herein to the contrary, Lessee must obtain Lessor's written consent, which consent will not be unreasonably withheld or delayed. Lessee shall not be required to obtain the prior written consent of Lessor for the assignment or sublet of the Lease or any portion thereof in connection with any of the following:

           (i) In the event that Lessee is a corporation, if shares of such corporation are transferred by sale, assignment, bequest, inheritance, operation of law or otherwise, whether or not such transfer results in a change in the present control of such corporation;

           (ii) In the event that Lessee is a partnership, if partnership interests are transferred by sale, assignment, bequest, inheritance, operation of law or otherwise, whether or not such transfer results in a change in control or ownership of such partnership; or

           (iii)      The Transfer of the Lease to an Affiliate.

In addition, Lessee shall have the right to assign this Lease without the written consent of Landlord to an entity with whom Lessee shall merge or consolidate or to an entity purchasing all of the stores of Lessee located in the state in which the Property is located. Lessee shall be entitled to retain all rents payable under any sublease.

           (b) Unless expressly stated elsewhere herein to the contrary, no sublease or assignment of this Lease shall affect or reduce any obligations of Lessee or any rights of Lessor hereunder, and all obligations of Lessee hereunder shall continue in full effect as the obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made.

           (c) Within 10 days after the execution of any such sublease or assignment, Lessee shall deliver to Lessor a conformed copy thereof and of any short form lease or memorandum of lease which has been prepared for recording purposes.

           (d) Neither this Lease nor the Term of this Lease shall be mortgaged by Lessee, nor shall Lessee, without the prior written approval of Lessor (not to be unreasonably withheld or delayed) mortgage or pledge the interest of Lessee in and to any sublease of the Leased Property or any portion thereof or the rental payable thereunder. Any such mortgage or pledge, and any sublease or assignment not permitted by this Article 17, shall be void.

           18.       TERMINATION RIGHT.

           (a) Not less than 240 days prior to the expiration of the tenth year of the Basic Term, Lessee shall send written notice (the 10-Year Notice) to Lessor of its election to make an offer to purchase the Leased Property (a Purchase Offer) for a price equal to the Purchase Price.

           (b) If Lessee fails to provide the 10-Year Notice in a timely manner, Lessee shall be deemed to have waived its rights to proceed under Paragraph 18(a) and this Lease shall continue for the balance of the Term.

           (c) If Lessee shall have elected to make a Purchase Offer pursuant to paragraph (a) of Article 18 then Lessor shall have 60 days after receipt of the 10-Year Notice within which to accept or reject the Purchase Offer. If Lessor accepts the Purchase Offer, then, on the last day of the tenth (10th) lease year, Lessee shall purchase the Leased Property for the Purchase Price, together with all Additional Rent and any other sums then due and payable by Lessee under
Article 14. Upon payment of such Purchase Price and all such sums by Lessee, this Lease shall terminate and Lessor, at the expense of Lessee, shall, on the last day of the tenth year of the Basic Term, convey the Leased Property to Lessee, all subject to and in accordance with the terms of this Lease.

           (d) Not less than 180 days prior to the expiration of the Basic Term (at the end of year 20), Lessee shall send notice to Lessor of its election to either (i) extend the Term pursuant to paragraph (b) of Article 2 or (ii) purchase the Property at the Purchase Price or (iii) allow the Lease to terminate. If Lessee shall have elected to purchase the Property pursuant to the foregoing clause (ii), then on the last day of the Basic Term, Lessee shall purchase the Property for the Purchase Price, together with all Additional Rent and any other sums then due and payable by Lessee under this Lease. Upon payment of all such sums, this Lease shall terminate and Lessor shall, upon receipt of such sums, convey the Property to Lessee, all subject to and in accordance with the terms of Article 14. If Lessee has not elected to renew the Lease or purchase the Property, then the Lease will terminate on the last day of the Basic Term.

           19. ADVANCES BY LESSOR. If Lessee shall fail to make or perform any payment or act required by this Lease, then, upon five Business Days notice to Lessee in the event of any such failure that would in Lessor's reasonable determination directly or indirectly have an adverse effect on the Leased Property, or otherwise upon ten Business Days notice to Lessee (or in any event upon shorter notice or no notice, to the extent necessary to meet an emergency or a governmental limitation), Lessor may at its option make such payment or perform such act for the account of Lessee, and Lessor shall not thereby be deemed to have waived any default or released Lessee from any obligation hereunder. Amounts so paid by Lessor and all incidental costs and expenses (including reasonable attorney's fees and expenses) incurred in connection with such payment or performance shall constitute Additional Rent and shall be paid by Lessee to Lessor on demand.

           20.       CONDITIONAL LIMITATIONS - EVENTS OF DEFAULT AND REMEDIES.

           (a) Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

                      (i) if Lessee shall for three (3) business days after written notice from Lessor to Lessee (A) default in making payment of any installment of Basic Rent or other sum required to be paid by Lessee hereunder, (B) fail to keep in full force and effect the casualty or general liability insurance coverage required to be maintained by Lessee hereunder, (C) default in the performance of any obligation under Article 7 or paragraph (d) of Article 9 with respect to any lien that takes priority over the lien of the mortgage; (D) default in the obligation to purchase the Leased Property or to substitute a Replacement Property therefor, when required to do so by any provision of this Lease; or (E) default in the obligation to deposit funds into escrow when required to do so under paragraph
                                 (e) of Article 10 hereof; or

                      (ii) if Lessee shall default in the performance of any other covenant, agreement or obligation on the part of Lessee to be performed under this Lease and such default shall continue for a period of 30 days after the receipt of written notice of such default from Lessor, provided, however, that in the case of a default which can with reasonable diligence be remedied by Lessee, but not within a period of 30 days, if Lessee shall commence within such period of 30 days to remedy the default and thereafter shall prosecute the remedying of such default with all reasonable diligence, the period of time within which to remedy the default after receipt of such notice shall be extended for such period not to exceed 120 days as may be reasonable to remedy the same with all reasonable diligence; or

           (b) This Lease and the term and estate hereby granted are subject to the limitation that whenever an Event of Default shall have occurred and be continuing Lessor may, at Lessor's option, elect to (i) re-enter the Leased Property without notice, and remove all Persons and property therefrom, either by summary proceedings or by any suitable action or proceeding at law, or otherwise, without being liable to indictment, prosecution or damages therefor, and may have, hold and enjoy the Leased Property, together with the appurtenances thereto and the improvements thereon; or (ii) terminate this Lease at any time by giving notice in writing to Lessee, electing to terminate this Lease and specifying the date of termination, and the Term of this Lease shall expire by limitation at midnight on the date specified in such notice as fully and completely as if said date were the date originally fixed for the expiration of the Term, and Lessee shall thereupon quit and peacefully surrender the Leased Property to Lessor, without any payment therefor by Lessor.

           (c) In case of any such re-entry, termination and/or dispossession as provided in the immediately preceding paragraph, (i) the Basic Rent and Additional Rent shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or expiration, together with such expenses, including reasonable attorneys' fees, as Lessor shall incur in connection with such re-entry, termination and/or dispossession; and (ii) Lessor shall attempt in good faith relet the Leased Property or any part thereof (but shall be under no obligation to do so) for its sole account, either in the name of Lessor or otherwise, for a term or terms which may, at Lessor's option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term, and (iii) Lessee shall also pay to Lessor the amount by which the Basic Rent exceeds the net amount, if any, of the rents collected on account of the leases of the Leased Property in connection with any reletting thereof for each monthly period which would otherwise have constituted the Term, which amounts shall be paid in monthly installments by Lessee on the respective Rent Payment Dates specified therefor, and any suit brought to collect said amounts for any period shall not prejudice in any way the rights of Lessor to collect the deficiency in any subsequent period by a similar action or proceeding; and (iv) Lessee shall also pay to Lessor all other damages and expenses that Lessor shall reasonably have sustained by reason of the breach of any provision of this including without limitation reasonable attorneys' fees and expenses, brokerage commissions and expenses incurred in altering, repairing and putting the Leased Property in good order and condition and in preparing the same for reletting which expenses shall be paid by Lessee as they are incurred by Lessor. At the option of Lessor exercise at any time, whether or not Lessor shall have collected any current damages pursuant to the preceding clause (iii), Lessor forthwith shall be entitled to recover from Lessee on demand as liquidated damages (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), in addition to any other proper claims but in lieu of and not in addition to any amount which would thereafter have become payable under the preceding clause (iii) or (iv), either (A) an amount equal to the excess, if any, of (a) all Basic Rent, Additional Rent and other sums which would be payable under this Lease from the date of such demand for what would be the then unexpired Term of this Lease in the absence of such expiration, termination, re-entry or repossession, discounted at two percent (2%) in excess of the corporate base rate then announced at Citibank, N.A., over (b) the then fair rental value of the Leased Property, discounted at two percent (2%) in excess of the corporate base rate then announced at Citibank, N.A. for the same period. If any law shall limit the amount of such liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum allowable under such law. Lessor, at Lessor's option, may make such alterations or decorations in the Leased Property as Lessor, in Lessor's sole judgment, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations or decorations shall not operate or be construed to release Lessee from liability hereunder as aforesaid.

           (d) No receipt of moneys by Lessor from Lessee after a termination of this Lease by Lessor shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Basic Rent and Additional Rent or related amounts to be paid by Lessee to Lessor for the purchase of the Leased Property then due or thereafter falling due, it being agreed that after the commencement of suit for possession of the Leased Property, or after final order or judgment for the possession of the Leased Property, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Leased Property or, at the election of Lessor, on account of Lessee's liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted.

           (e) The word "re-enter", as used in this Lease, shall not be restricted to its technical legal meaning, but is used in the broadest sense. No such taking of possession of the Leased Property by Lessor shall constitute an election to terminate the Term of this Lease unless notice of such intention be given to or unless such termination be decreed by a court.

           (f) If an action shall be brought for the enforcement of any provision of this Lease, in which it is found that an Event of Default has occurred, Lessee shall pay to Lessor all costs and other expenses which may become payable as a result thereof, including reasonable attorneys' fees and expenses. In the event Lessee shall prevail in connection with such action brought for the enforcement of any provision of this Lease, Lessor shall pay to Lessee all court costs and other expenses arising out of such action, including reasonable attorneys' fees and expenses and costs of appeal.

           (g) No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Lessor of any Basic Rent or Additional Rent or any other sum payable hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach, and no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

           21. NOTICES. All communications herein provided for or made pursuant hereto shall be in writing and shall sent by (i) reputable overnight delivery service for delivery the next Business Day, and the giving of such communication shall be deemed complete on the immediately succeeding Business Day after the is deposited with such delivery service or (ii) legible fax with original to follow in due course (failure to send such original shall not affect the validity of such fax notice), and the giving of such communication shall be complete when such fax is received:

           (a)       if to Lessor,           Transatlantic Realty, Inc.
                                             c/o The Trump Group
                                             4 Stage Coach Road
                                             East Brunswick, NJ 08816
                                             Attn:  James M. Lieb, Esq.

           (b)       if to Lessee,           Northern Automotive Corporation
                                             645 E. Missouri Avenue
                                             Suite 400
                                             Phoenix, Arizona 85012
                                             Attn:    Don Watson
                     with a copy to:          Northern Automotive Corporation
                                              645 E. Missouri Avenue
                                              Suite 400
                                              Phoenix, Arizona 85012
                                              Attn:  Mary Z. Horton

           22. ESTOPPEL CERTIFICATES. Lessee agrees that at any time and from time to time during the term of this Lease, it will promptly, but in no event later than ten days after request by Lessor, execute, acknowledge and deliver to Lessor a certificate stating, to the best of Lessee's knowledge, (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified, and setting forth any modifications); (b) the date to which Basic Rent, Additional Rent and other sums payable hereunder have been paid; (c) whether or not there is an existing Event of Default by Lessee in the payment of Basic Rent or any other sum required to be paid hereunder, and whether or not there is any other existing Event of Default by Lessee with respect to which a notice of default has been served or of which Lessee has Actual Knowledge, and, if there is any such Event of Default, specifying the nature and extent thereof, (d) whether or not there are any set-offs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of Lessee; and (e) stating that Lessee is in possession of the Leased Property or setting forth the parties in possession and identifying the instruments pursuant to which they took possession.

           23. NO MERGER. Lessee agrees that there shall be no merger of this Lease or of any sublease under this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or ownership interest in. the Leased Property or any part thereof by reason of the fact that the same entity may acquire or own or hold, directly or indirectly, (a) this Lease or any sublease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or any such sublease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or ownership interest in the Leased Property or any part thereof.

           24.       SURRENDER.

           (a) Upon the expiration or earlier termination of the Term of this Lease, Lessee shall peaceably leave and surrender the Leased Property to Lessor in the same condition in which the Leased Property was originally received from Lessor on the Interim Term Commencement Date, except as constructed, repaired, rebuilt, restored, altered or added to as required by or permitted by any provision of this Lease (ordinary wear and tear excepted). Lessee shall remove from the Leased Property on or prior to such expiration or earlier termination all Trade Fixtures and other property situated thereon which is not the property of Lessor, and shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Leased Property and disposed of, and Lessee shall pay the cost of any such renewal and disposition and of repairing any damage caused by such removal.

           (b) Except for surrender upon the expiration or earlier termination of the Term hereof, no surrender to Lessor of this Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Lessor.

           25. SEPARABILITY. Each provision contained in this Lease shall be separate and independent and the breach of any such provision by Lessor shall not discharge or relieve Lessee from its obligation to perform each obligation of this Lease to be performed by Lessee. If any provision of this Lease or the application thereof to any Person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the extent permitted by law.

           26. SIGNS SHOWING. During the three month period preceding the date on which the then current Term of this Lease shall expire, Lessor may, (a) place signs in reasonable locations on the grounds in front of the Leased Property advertising that the same will be available for rent or purchase, and (b) upon not less than 24 hours telephonic notice to Lessee, show the Property to prospective lessees or purchasers during nominal business hours as Lessor may elect.

           27. CERTAIN DEFINITIONS. As used in this Lease, capitalized terms not otherwise defined have the meanings set forth in Appendix I hereto.

           28.       INTENTIONALLY OMITTED.

           29.       SUBSTITUTION PROCEDURE.

           (a) In the event that Lessee is required or entitled to substitute a property for the Leased Property (any such substituted property, a "Replacement Property") under any provision of this Lease, then Lessee may do so with Lessor's approval of the Replacement Property, which approval will not be unreasonably withheld or delayed so long as the Replacement Property conforms to the following:

                      (i) the Replacement Property is a retail or other facility used by Lessee, or any Affiliate of Lessee in the ordinary course of its business and is located in the United States;

                      (ii) the fair market value of the Replacement Property is not less than the fair market value of the Leased Property and is at least equal to the then outstanding principal balance of the Notes, such fair market value to be determined at Lessor's request, by an appraisal conducted by an MAI appraiser selected by Lessee and reasonably approved by Lessor using an appraisal methodology reasonably satisfactory to Lessor, the fees and expenses of such appraiser to be born solely by Lessee;

                      (iii) the real property component of the Replacement Property is a fee estate or a leasehold estate which is either subordinated to the mortgage or which gives the Trustee the right to cure defaults, to continue and freely assign the Lease, or to obtain a new Lease; and

                      (iv) the Replacement Property substantially conforms in all material respects to the closing conditions satisfied with respect to the Leased Property at the time of the Closing including, by way of example and not limitation, with respect to title, survey and environmental matters.

           (b) Upon approval of a Replacement Property by Lessor, Lessor and Lessee shall take all actions that are reasonably required to effect the substitution of the Replacement Property for the Leased Property, consistent with the terms of Article XIV and including, without limitation, the execution and delivery of an amendment to this Lease in form and substance satisfactory to Lessor. Lessee shall pay all costs and expenses relating to the substitution of the Replacement Property for the Leased Property including, without limitation, the fees and expenses of counsel to Lessor, all such costs and to be payable on demand as Additional Rent hereunder and as a condition precedent to the substitution of the Replacement Property for the Leased Property.

           30. WAIVER OF TRIAL BY JURY. Lessor and Lessee hereby waive trial by jury in any litigation brought by either against the other on any matter arising out of or in connection with this Lease or the Leased Property.

           31. GRANTING OF EASEMENTS, ETC. If no Event of Default has occurred and is continuing, Lessee may from time to time in writing request Lessor to join with Lessee (at Lessee's cost and expense), to (i) grant new or release existing easements, party wall rights, licenses, rights of way, minor land releases and other rights and privileges in the nature of easements free of the lien of the Mortgage for the purposes of providing utilities and the like to the Leased Property, and (ii) execute and deliver any instrument, in form and substance reasonably acceptable to Lessor, necessary or appropriate to make or confirm such grants or releases to any Person, with or without consideration; provided that Lessee shall have delivered an Officer's Certificate to Lessor to the effect that such grant or release does not materially interfere with and is not materially detrimental to the conduct of Lessee's business on the Leased Property and does not impair the usefulness or the fair market value of the Leased Property. If the value (as certified by Lessee) of the Leased Property is lessened thereby by an amount exceeding $100,000, or if the consideration received for such grant exceeds $100,000, Lessor may require Lessee to pay to Lessor an amount equal to such diminution in value or such consideration for application to the prepayment of the Notes (and a corresponding rent reduction).

           32. RECORDING. Lessor and Lessee will execute, acknowledge, deliver and cause to be recorded or filed in the manner and place required by any present or future law, a memorandum hereof, and all other instruments, including, without limitation, financing statements, continuation statements, releases and instruments of similar character, which shall be reasonably requested by Lessor or Lessee as being necessary or appropriate in order to protect their respective interests in the Leased Property.

           33. MISCELLANEOUS. This Lease shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns permitted hereunder. This Lease may not be amended, changed, waived, discharged or terminated orally, but only by an instrument specifically evidencing an intent to amend signed by the party against whom enforcement thereof is sought. No failure, delay, forbearance or indulgence on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the laws of the state in which the Leased Premises is located. In connection with this Lease, Lessee hereby agrees to the non-exclusive personal jurisdiction of and venue in the state courts of the Commonwealth of Massachusetts and the United States District Courts located in the Commonwealth of Massachusetts. All headings are for reference only and shall not be considered part of this Lease. This Lease may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute but one and the same instrument.

           34. SENIORITY. This Lease is senior to and shall remain senior at all times during the term of the Lease to any mortgage or deed-of-trust against the Property.

           35. BROKER. Lessor and Lessee each covenant that they have not dealt with any real estate broker or finder with respect to this Lease, and each party shall hold the other party harmless from all damages, claims, liabilities or expenses, including reasonable and actual attorneys' fees (through all levels or proceedings), resulting from any claims that may be asserted against the other party by any real estate broker or finder with whom the indemnifying party either has or it purported to have dealt.

           36. CONFIDENTIALITY. The parties hereto, including, but not limited to, their heirs, successors, assigns and legal representatives, agree that this Lease may not be recorded (although a Memorandum of Lease may be recorded) and that all such parties hereby agree to use their best reasonable efforts to preserve the confidentiality of this transaction. This confidentiality agreement extends to any developers, bankers, lawyers, accountants, employees, agents, brokers or any other persons acting on behalf of the parties hereto. The parties hereto agree to use their best reasonable efforts to avoid discussing with, or disclosing to, any third parties (except those parties listed above) any of the terms, conditions or particulars in connection with this transaction. It is specifically agreed by way of illustration, but not by limitation, that the covenant of confidentiality set forth herein shall not be breached if such information is disclosed in connection with or due to any governmental law or ordinance, but this covenant of confidentiality shall be breached if Lessor , or any of Lessor's developers, bankers, accountants, agents, lenders, lawyers or other similar parties, discloses the content of, or delivers a copy of this Lease to, any third party without the express written consent of all parties to this Lease. Notwithstanding the foregoing, if the information contained in this Lease is an integral part of any sale and/or finance, and Lessor is required to submit this Lease to prospective lenders and purchasers directly or through their brokers, then any such disclosure is authorized by Lessee so long as non-disclosure statements are obtained from such prospective lenders, purchasers and/or brokers prior to disclosure by Lessor of the contents of this Lease.

           37. LANDLORD'S AGREEMENT. Lesser agrees to promptly execute and deliver to Lessee from time to time a Landlord's Agreement in the form attached hereto as Schedule I.

                         [Signatures on following page]

           IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be duly executed under seal and delivered as of the date first written above.



                                        LESSOR:

                                        TRANSATLANTIC REALTY, INC.,
                                        a Delaware corporation

                                        By: /s/ James G. Bazlen
                                           ------------------------------
                                                 James G. Bazlen
                                                 Its Vice President


                                         LESSEE:

                                         NORTHERN AUTOMOTIVE CORPORATION

                                         By:_____________________________
                                                 Its Vice President

                                         By:_____________________________
                                                 Its Asst. Secretary

                                   APPENDIX I

                                   DEFINITIONS


           "Actual Knowledge" means (i) by Lessee with respect to the occurrence or non-occurrence of an event, knowledge of such occurrence or non-occurrence by an Applicable Officer of Lessee, (ii) by the Owner with respect to the occurrence or non-occurrence of an event, knowledge of such occurrence or non-occurrence by an Applicable Officer of General Partner, and (iii) by the Trustee with respect to the occurrence or non-occurrence of an event, knowledge of such occurrence by any officer in the corporate trust administration department of the Trustee.

           "Addition" has the meaning set forth in paragraph (c) of Article 10 of the Lease.

           "Additional Rent" has the meaning set forth in paragraph (b) of
Article 3 of the Lease.

           "Affiliate" means, with respect to any Person, a Person which, directly or indirectly, controls, or is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

           "Applicable Officer" with respect to Lessee means the president, executive vice president, treasurer or financial vice president of Lessee, as applicable, and with respect to General Partner means the president or treasurer of General Partner.

           "Article 9 Notice" has the meaning set forth in paragraph (h) of
Article 9 of the Lease.

           "Article 10 Notice" has the meaning set forth in paragraph (e) of
Article 10 of the Lease.

           "Bankruptcy Code" means Title 11 of the United States Code, as amended, or any successor statutory provisions.

           "Bankruptcy Laws" has the meaning set forth in Section 7.1 of the Indenture.

           "Basic Rent" has the meaning set forth in paragraph (a) of Article 3 of the Lease.

           "Basic Term" has the meaning set forth in paragraph (a) of Article 2 of the Lease.

           "Basic Term Commencement Date" means the date of the Lease.

           "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York or Massachusetts.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           "default" or "Default" when used in the Lease means any act or occurrence which, with notice, lapse of time or both, would constitute an Event of Default under the Lease.

           "Depositary" has the meaning set forth in paragraph (b) of Article 11 of the Lease.

           "Economic Abandonment" has the meaning set forth in paragraph (c) of
Article 11 of the Lease.

           "Environmental Laws" means and includes but shall not be limited to the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 ET SEQ.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 ET SEQ.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. ss.1801 ET HQ.), the Toxic Substances Control Act (15 U.S.C. ss.2601 ET SEQ.), Clean Air Act (42 U.S.C. ss.7401 ET SEQ.), the Clean Water Act (33 U.S.C. ss.1251 ET SEQ.), The Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. ss.651 ET SEQ.) and all applicable federal, state and local environmental laws, including obligations under the common law, ordinances, rules, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, including obligations under the common law, ordinances, rules, regulations and publications, now or hereafter existing relating to regulation or control of Hazardous Substances or environmental health and safety.

           "Event of Default" has the meaning set forth in Article 20 of the Lease.

           "Force Majeure" means acts of God, strikes, lockouts, labor difficulties, delays on account of adverse weather conditions, explosions, sabotage, accidents, riots, civil commotions, acts of wars, results of any warfare or war-like conditions in this or any foreign country, fire, casualty, condemnation or causes beyond the reasonable control of each not enumerated herein whether or not such causes shall be similar or dissimilar to any of the specifications of excuse here and above stated.

           "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time of application to the provisions of the Operative Documents.

           "Grant" means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit set over and confirm.

           "Hazardous Substances" means (i) those substances included within the definitions of or identified as "hazardous substances", "hazardous materials", or "toxic substances" in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 ET SEQ.) (CERCLA), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat 1613) (SARA), the Resource Conservation and Recovery Act of 1976 (42 U.S.C., ss. 6901 ET SEQ.) (RCRA), the Occupational Safety and Health Act of 1970 (49 U.S.C ss. 651 ET SEQ.) (OSHA), and the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 ET SEQ., and in the regulations promulgated pursuant to said laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains
(A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as "hazardous substance" pursuant to
Section 311 of the Clean Water Act, 33 U.S.C. ss. 1251 ET SEQ., (33 U.S.C. ss.
1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. ss.
1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated as hazardous, toxic or "special wastes" under applicable local, state or federal law, or the United States government, or which are classified as hazardous, toxic or as "special wastes" under federal, state or local laws or regulations.

           "Improvements" means all buildings and improvements now or hereafter existing on the Land Parcel and fixtures appurtenant thereto, including, without limitation, the Project, but excluding Trade Fixtures.

           "Indemnified Parties" means the Lessor, its respective successors, transferees and assigns, and all shareholders, officers, directors, employees, attorneys and agents of any of the foregoing, and any Person holding any beneficial interest in any of the foregoing.

           "Land" or "Land Parcel" means the land in more particularly described in Schedule A to the Lease.

           "Leased Property" has the meaning set forth in Article 1 of the Lease.

           "Legal Requirement" means all applicable laws, rules, orders, ordinances, regulations and requirements now existing or (except to the extent any exemption or so called "grandfathering" provision is available) hereafter enacted or promulgated, of every government and municipality and of any agency thereof having jurisdiction over Lessor, Lessee or the Leased Property, relating to the ownership, use, occupancy or operation of the Leased Property, or the improvements thereon, or the facilities or equipment thereon or therein, or the streets, sidewalks, vaults, vault spaces, curbs and gutters adjoining the Leased Property, or the appurtenances to the Leased Property, or the franchises and privileges connected therewith or the transactions contemplated by the Operative Documents, and including without limitation, all applicable building laws, health codes, safety rules, handicapped access, zoning and subdivision laws and regulations and Environmental Laws.

           "Lessee" means Northern Automotive Corporation, and its permitted successors and assigns as under the Lease.

           "Lessee's Loss" has the meaning set forth in paragraph (a) of Article 11 of the Lease.

           "Lessor" means Transatlantic Realty, Inc. and its successors and assigns as the owner of the Property (also referred to as the Owner).

           "Losses" has the meaning set forth in Article 8 of the Lease.

           "Market Rent" has the meaning set forth in Schedule H of the Lease.

           "Market Value" has the meaning set forth in Schedule H of the Lease.

           "Mortgage" means any deed of trust, mortgage or similar lien on the Leased Property in favor of Lessor's Mortgagee.

           "Net Award" has the meaning set forth in paragraph (c) of Article 12 of the Lease.

           "Net Worth" means, as of the date of computation, the sum of the consolidated stockholders' equity of Lessee and its Subsidiaries determined in accordance with GAAP, and one-half of the UFO Reserve (if applicable).

           "Officer's Certificate" means a certificate executed and delivered by an Applicable Officer of or such other officer of Lessee as is in the best position to know the substance of the mutters con in such certificate.

           "Owner" means Transatlantic Realty, Inc. and its successors and assigns as the owner of the Property (also referred to as Lessor).

           "Permitted Encumbrances" has the meaning set forth in Schedule D of the Lease.

           "Person" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization, a governmental body or a political subdivision, a municipal corporation, a public corporation or any other group or organization of individuals.

           "Project" means the construction of certain Improvements as part of the Leased Property, as more particularly described on Schedule G to the Lease.

           "Project Cost" means the actual cost incurred by Lessee for its own account or on behalf of Lessor in connection with the development, design and construction of the Project including the acquisition and due diligence costs of the Land Parcel, hard costs and design fees related to buildings and improvements and equipment that is incorporated into the improvements or as a functional part of the improvements, related site work including acquisition of necessary easements, storm drainage, off-site road construction and utilities, including roads and utilities subsequently dedicated to municipalities or other public authorities, professional and consulting fees, title and survey expenses, indirect construction costs (including construction period interest, taxes, insurance and other costs capitalized during construction), fees and expenses related to the acquisition and leasing of the Leased Property, and fees and expenses related to the structuring and placement of the financing obtained by Lessor in order to finance all or part of its cost of constructing and/or acquiring the Property. The Project Cost will be reduced from time to time, by any Net Award paid to Lessor pursuant to paragraph (d) of Article 10 or paragraph (b) of Article 12.

           "Property" means, as of any given date, the Owner's interests in the Land Parcel and the Improvements, together with the appurtenances thereto described in Granting Clause First of the Indenture.

           "Purchase Election Notice" has the meaning set forth in paragraph (f) of Article 17 of the Lease.

           "Purchase Event Notice" has the meaning set forth in paragraph (a) of
Article 27 of the Lease.

           "Purchase Price" at any time means the fair market value of the Property pursuant to Schedule H attached hereto, together with all accrued and unpaid Basic Rent, Additional Rent and all other sums due under the Lease.

           "Regulations" means the applicable proposed, temporary or final Income Tax Regulations promulgated under the Code, as such regulations may be amended or supplemented from time to time.

           "Renewal Term" has the meaning set forth in Article 2 of the Lease.

           "Rent Payment Date" has the meaning set forth in Schedule B.

           "Replacement Property" has the meaning set forth in Article 28 of the Lease.

           "Substantial Completion" or "Substantially Complete" means that the Project is complete, subject only to punchlist items to be completed, the cost of which is no more than 10% of the Estimated Project Cost, and that a temporary or final Certificate of Occupancy shall have been issued with respect thereto by the applicable governmental authority.

           "Term" means any period during which the Lease is in effect, including the Interim Term, the Basic Term, and any Renewal Term which may be effected pursuant to Article 2 of the Lease.

           "Termination Date" has the meaning set forth in paragraph (c) of
Article 11 of the Lease.

           "Trade Fixtures" has the meaning set forth in Article 1 of the Lease.

           "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of North Carolina, as amended from time to time.

           "Unrelated Person" means any person or persons acting in concert, other than: (i) past and present officers, directors, or employees of Lessee (Associates) or any members of their immediate families, including children, grandchildren, great grandchildren, and their respective spouses; (ii) trustees or trusts, principally for the benefit of Associates and/or any such members of their immediate families; (iii) corporations and/or partnerships controlled by Associates and/or any such members of their immediate families and/or any such trustees or trusts; and (iv) employee stock ownership plans and other stock plans which are controlled by Associates and/or any such members of their immediate families and/or any such trustee or trustees.

The words "hereof," "herein," "hereto," "hereby," and "hereunder" refer to the Lease. All words and terms importing the singular number shall, where the context requires, import the plural number and vice versa.